EXHIBIT 99.2 Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE: January 6, 2006 Contact: John Erickson, Chief Financial Officer (301) 951-6122

AMERICAN CAPITAL PRICES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD - January 6, 2006 - American Capital Strategies Ltd. ("American Capital" or the "Company") (Nasdaq:ACAS) announced today it has priced a public offering of 4 million shares of its common stock at $35.20 per share (the "Offering Price"). All of the shares are being offered, at the Company's request, by the Counter-Party (as defined below) in connection with an agreement to purchase common stock from American Capital at a future date (the "Forward Sale Agreement"), as discussed below. American Capital has granted the underwriter an option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, which shares would be sold directly by the Company. The offering is subject to customary closing conditions and is expected to close on Wednesday, January 11, 2006.

Wachovia Capital Markets, LLC, is the underwriter for the offering and is receiving a 1% underwriting discount.

The offering will be made under American Capital's existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital has entered into an agreement (the "Forward Sale Agreement") with an affiliate of Wachovia Capital Markets, LLC (the "Counter-Party"), and the Counter-Party will borrow and sell 4 million shares of the Company's common stock at the close of this offering at the Offering Price. Under the Forward Sale Agreement, American Capital has agreed with the Counter-Party that American Capital must sell to it 4 million shares of common stock at the Offering Price, subject to certain adjustments. The timing of these sales, which must occur within the next year, will generally be determined by American Capital. The Company will physically settle the Forward Sale Agreement by delivering shares of common stock to the Counter-Party under the Forward Sale Agreement and the Counter-Party will deliver the aggregate Offering Price subject to certain adjustments to the Company upon each settlement.

American Capital expects to use substantially all of the net proceeds from the 4 million shares of common stock being offered pursuant to the Forward Sale Agreement, which initially are valued at approximately $139 million, subject to certain adjustments, primarily to reduce the borrowings under the Company's existing revolving credit facilities and to fund investments. Reducing borrowings under the revolving credit facilities will create availability under the facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from Wachovia Capital Markets, LLC, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

ABOUT AMERICAN CAPITAL
American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $7 billion. American Capital invests in and sponsors management and employee buyouts, invests in private equity buyouts, provides capital directly to private and small public companies and through its asset management business is a manager of debt and equity investments in private companies and commercial loan obligations. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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Washington, DC
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
(301) 951-6122
(301) 654-6714 fax
Info@AmericanCapital.com

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Washington, DC
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
(301) 951-6122
(301) 654-6714 fax